Exhibit 99.1
PLUMAS BANCORP REPORTS THIRD QUARTER AND YEAR TO DATE
EARNINGS AND ANNOUNCES SEMI-ANNUAL CASH DIVIDEND
QUINCY, California, October 24, 2008 — Plumas Bancorp, (NasdaqCM: PLBC), a bank holding company and the parent company of Plumas Bank, today announced earnings of $390 thousand ($0.08 per diluted share) for the third quarter ended September 30, 2008. This represents a decline of $888 thousand or 69% from the $1.3 million ($0.26 per diluted share) earned during the quarter ended September 30, 2007. For the nine months ended September 30, 2008 net income was $1.7 million. This represents a decline of $1.7 million or 50% from the $3.4 million earned during the same period in the prior year. Diluted earnings per share were $0.34 and $0.67 during the nine-month periods ended September 30, 2008 and 2007, respectively. Contributing to the decrease in earnings for both the quarter and year to date was an after tax charge of approximately $250 thousand ($0.05 per diluted share) related to the write down of a Lehman Brothers Holdings, Inc. debt security.
For the twelfth consecutive year, the board of directors of Plumas Bancorp declared a cash dividend. The dividend, of $0.08 per share, is payable on November 21, 2008 to shareholders of record as of November 7, 2008. This follows the cash dividend paid in May of $0.16 per share, for total cash dividends in 2008 of $0.24 per share. Cash dividends in 2007 totaled $0.30 per share.
Douglas N. Biddle, president and chief executive officer, remarked, “While this dividend represents a decrease from the dividend paid in May, we believe that it supports one of the key components of our current financial stability and our future success; which is maintaining our strong capital position.” He continued, “Although very difficult, our decision to reduce the common stock cash dividend is prudent in these current economic times and consistent with our goal of maximizing shareholder value. It will enable us to improve our capital ratios and will better position the Company in this difficult economic and credit environment.”
As noted above, the decline in earnings includes an other-than-temporary impairment charge for an investment in a debt security issued by Lehman Brothers Holdings, Inc. This charge, which totaled $415 thousand, was included as a reduction of non-interest income. The after-tax impact on earnings of this item was approximately $250 thousand or $0.05 per diluted share.
Other significant components contributing to the decrease in third quarter earnings included a $219 thousand decline in net interest income, a $575 thousand increase in the loan loss provision and an increase in non-interest expenses of $295 thousand. The decline in net interest income of approximately 4% was due to both a decline in average interest-earning assets and a slight decline in our net interest margin of 4 basis points, from 5.20% during the third quarter of 2007 to 5.16% during the current quarter. We continue to face a challenging economic environment and, while manageable, have experienced an increase in the levels of nonperforming assets and loans and an increase in the level of net charge-offs. In response, we increased our provision for loan losses. As a result, the allowance for loan losses as a percentage of total loans increased from 1.17% at September 30, 2007 to 1.19% at December 31, 2007 and to 1.37% at September 30, 2008. The increase in non-interest expense primarily relates to an increase in our government-guaranteed lending activities and costs associated with our newly opened Redding, California branch.

For the comparable nine month periods the decline in earnings primarily relates to a reduction in net interest income of $1.0 million, an increase in the loan loss provision of $1.2 million, an increase in non-interest expenses of $461 thousand and the impairment charge on the Lehman Brothers Holdings, Inc. debt security.
Andrew J. Ryback, executive vice president and chief financial officer, remarked, “We were pleased with our ability to quickly adjust to a declining rate environment. Despite a decline in the average prime interest rate from 8.2% during the 2007 quarter to 5% for the quarter ended September 30, 2008, our net interest margin for the comparable quarters declined by only 4 basis points and on a year to date basis declined only 11 basis points. In this challenging environment we continue to focus on expense control and, while non-interest expense has increased, this increase was primarily related to continuing our long-term strategic initiatives including our expansion into Redding, California and growth in our government-guaranteed lending activities.”
Ryback continued, “Our capital position remains strong. Plumas Bank’s capital ratios have been and continue to be in excess of those required to be considered “well capitalized”, the FDIC’s highest designation. With total qualifying capital of $50.5 million, Plumas Bank exceeds the minimum qualifying capital required to maintain the “well capitalized” designation by over $10 million.”
Shareholders’ Equity
Total shareholders’ equity remained consistent with the levels at December 31, 2007 reflective of the increase from the net income offset by the cash dividends paid and common stock repurchases. Book value per share increased to $7.73 at September 30, 2008 from $7.63 at September 30, 2007. Plumas Bank’s total risk-based capital ratio increased from 12.4% at September 30, 2007 to 12.7% at September 30, 2008. The minimum total risk based capital ratio to be considered well capitalized is 10.0%. During the third quarter of 2008, we repurchased 26,145 shares of common stock at a cost of $275 thousand.
Loans and Deposits
Average loans for the quarter ended September 30, 2008 increased by $8 million or 2% to $358 million from an average of $350 million for the third quarter of 2007. During the same period, average deposits declined by $26 million to $380 million. The decline in deposits primarily relates to the maturity of higher rate time certificates of deposit. Both of these factors contributed to our ability to maintain our net interest margin.

The Company’s loan to deposit ratio increased to 93.5% at September 30, 2008 from 84.6% a year earlier.
Net Interest Income and Net Interest Margin
Net interest margin remains strong at 5.16% for the quarter ended September 30, 2008, down slightly from 5.20% during the same quarter in 2007. Net interest income before provision for loan losses totaled $5.2 million during the third quarter of 2008, a decrease of $219 thousand or 4% as compared to the quarter ended September 30, 2007. This decrease resulted from a decline in interest income of $1.1 million or 15%, mostly offset by a 43% decrease in interest expense from $2.1 million during the third quarter of 2007 to $1.2 million during the current quarter. The decline in interest income and expense is primarily related to market interest rate changes during the comparison periods reflective of the 325 basis point decline in Federal fund rates since September of 2007. In addition, the Company has benefited from the maturity of higher rate time deposits during 2008.
For the nine months ended September 30, 2008 net interest income before provision for loan losses totaled $15.3 million, a decline of $1.0 million from the $16.3 million earned during the first nine months of 2007. Net interest margin for the nine months ended September 30, 2008 decreased only 11 basis points to 5.09% from 5.20% for the same period in the prior year.
Asset Quality
Nonperforming loans at September 30, 2008 were $3.8 million (1.06% of total loans), an increase of $1.0 million over the $2.8 million (0.78% of total loans) balance at September 30, 2007. Nonperforming assets (which is comprised of nonperforming loans plus repossessed vehicles and foreclosed real estate) at September 30, 2008 were $6.2 million, an increase of $3.2 million over the $3.0 million balance at September 30, 2007. Nonperforming assets includes foreclosed real estate of $2.4 million at September 30, 2008 compared to $182 thousand at September 30, 2007.
Robert Herr, executive vice president and loan administrator of Plumas Bank stated, “In response to current economic conditions and based on our detailed risk rating analysis, we have increased our allowance for loan losses to $4.9 million at September 30, 2008. As a percentage of total loans the allowance has increased from 1.17% at September 30, 2007 to 1.19% at December 31, 2007 and to 1.37% at September 30, 2008. This increase in reserves should serve us well in these uncertain times.”
The Company increased its loan loss provision from $500 thousand during the nine months ended September 30, 2007 to $1.7 million during the current nine month period. For the three months ended September 30, 2008 the provision for loan losses totaled $700 thousand an increase of $575 thousand over the $125 thousand recorded during the third quarter of 2007.

Net charge-offs during the first nine months of 2008 totaled $1.0 million, an increase of $715 thousand from the $290 thousand incurred during the nine months ended September 30, 2007. Annualized net charge-offs as a percentage of average loans totaled 0.38% during the first nine months of 2008 up from 0.11% for the same period in 2007.
Based on an evaluation of the credit quality of the loan portfolio, delinquency trends and charge-offs we believe the allowance for loan losses at September 30, 2008 to be adequate to provide for the probable losses in the portfolio.
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Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of September 30,		Dollar	Percentage
	2008	2007	Change	Change
ASSETS
Cash and due from banks	$17,003	$15,167	$1,836	12.1%
Federal funds sold	12,100	8,045	4,055	50.4%
Investment securities	42,396	62,252	(19,856)	-31.9%
Loans, net of allowance for loan losses	353,648	349,291	4,357	1.2%
Premises and equipment, net	16,017	14,799	1,218	8.2%
Intangible assets, net	865	1,112	(247)	-22.2%
Bank owned life insurance	9,680	9,700	(20)	-0.2%
Real estate and vehicles acquired through foreclosure	2,412	251	2,161	861.0%
Accrued interest receivable and other assets	9,378	9,104	274	3.0%

Total assets	$463,499	$469,721	$(6,222)	-1.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$383,215	$416,821	$(33,606)	-8.1%
Short-term borrowings	27,000	—	27,000	100.0%
Accrued interest payable and other liabilities	5,899	4,963	936	18.9%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	426,424	432,094	(5,670)	-1.3%
Shareholders’ equity	37,075	37,627	(552)	-1.5%

Total liabilities and shareholders’ equity	$463,499	$469,721	$(6,222)	-1.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2008	2007	Change	Change
Interest income	$6,431	$7,560	$(1,129)	-14.9%
Interest expense	1,202	2,112	(910)	-43.1%

Net interest income before provision for loan losses	5,229	5,448	(219)	-4.0%
Provision for loan losses	700	125	575	460.0%

Net interest income after provision for loan losses	4,529	5,323	(794)	-14.9%
Non-interest income	1,010	1,428	(418)	-29.3%
Non-interest expenses	4,979	4,684	295	6.3%

Income before provision for income taxes	560	2,067	(1,507)	-72.9%
Provision for income taxes	170	789	(619)	-78.5%

Net income	$390	$1,278	$(888)	-69.5%

Basic earnings per share	$0.08	$0.26	$(0.18)	-69.2%

Diluted earnings per share	$0.08	$0.26	$(0.18)	-69.2%

			Dollar	Percentage
FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2008	2007	Change	Change
Interest income	$19,647	$22,809	$(3,162)	-13.9%
Interest expense	4,306	6,457	(2,151)	-33.3%

Net interest income before provision for loan losses	15,341	16,352	(1,011)	-6.2%
Provision for loan losses	1,690	500	1,190	238.0%

Net interest income after provision for loan losses	13,651	15,852	(2,201)	-13.9%
Non-interest income	3,726	3,995	(269)	-6.7%
Non-interest expenses	14,893	14,432	461	3.2%

Income before provision for income taxes	2,484	5,415	(2,931)	-54.1%
Provision for income taxes	822	2,055	(1,233)	-60.0%

Net income	$1,662	$3,360	$(1,698)	-50.5%

Basic earnings per share	$0.34	$0.67	$(0.33)	-49.3%

Diluted earnings per share	$0.34	$0.67	$(0.33)	-49.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	September 30,
	2008	2007
QUARTERLY AVERAGE BALANCES
Assets	$449,490	$461,196
Earning assets	$403,318	$415,495
Loans	$357,970	$349,598
Deposits	$380,195	$406,525
Equity	$37,440	$37,246

CREDIT QUALITY DATA
Allowance for loan losses	$4,896	$4,127
Allowance for loan losses as a percentage of total loans	1.37%	1.17%
Nonperforming loans	$3,793	$2,751
Nonperforming assets	$6,205	$3,002
Nonperforming loans as a percentage of total loans	1.06%	0.78%
Nonperforming assets as a percentage of total assets	1.34%	0.64%
Year-to-date net charge-offs	$1,005	$290
Year-to-date net charge-offs as a percentage of average loans, annualized	0.38%	0.11%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.08	$0.26
Diluted earnings per share for the quarter	$0.08	$0.26
Quarterly weighted average shares outstanding	4,809	4,945
Quarterly weighted average diluted shares outstanding	4,820	4,976
Basic earnings per share, year-to-date	$0.34	$0.67
Diluted earnings per share, year-to-date	$0.34	$0.67
Year-to-date weighted average shares outstanding	4,830	4,980
Year-to-date weighted average diluted shares outstanding	4,852	5,025
Book value per share	$7.73	$7.63
Cash dividends paid per share, year-to-date	$0.16	$0.15
Total shares outstanding	4,794	4,934

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	4.1%	13.6%
Annualized return on average assets	0.34%	1.10%
Net interest margin	5.16%	5.20%
Efficiency ratio	79.8%	68.1%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	5.9%	12.2%
Annualized return on average assets	0.50%	0.96%
Net interest margin	5.09%	5.20%
Efficiency ratio	78.1%	70.9%
Loan to Deposit Ratio	93.5%	84.6%
Total Risk-Based Capital Ratio	12.8%	12.7%